Exhibit 23(a) - Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements Nos. 333-04367, 333-42506, 333-04365, 333-122282, 333-04369, 333-122283, 333-179138, 333-201706 and 333-220893 on Form S-8 and No. 333-220892 on Form S-3 of Herman Miller, Inc. of our reports dated July 30, 2019, with respect to the consolidated financial statements and schedule of Herman Miller, Inc. and the effectiveness of internal control over financial reporting of Herman Miller, Inc. included in this Annual Report (Form 10-K) for the fiscal year ended June 1, 2019.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
July 30, 2019